                         AUTOMATIC REINSURANCE AGREEMENT




                                     between



            THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA
                              Boston, Massachusetts
                 (hereinafter referred to as the CEDING COMPANY)



                                       and



                          AXA RE LIFE INSURANCE COMPANY
                               New York, New York
                   (hereinafter referred to as the REINSURER)





                              EFFECTIVE MAY 1, 2000





     THIS AGREEMENT WILL HEREINAFTER BE REFERRED TO AS AGREEMENT NO. 2000-14

                                    CONTENTS



ARTICLES                                                                      PAGE

I.       Scope of Agreement                                                    3
II.      Commencement and Termination of Liability                             4
III.     Oversights and Clerical Errors                                        5
IV.      Net Amount at Risk                                                    6
V.       Reinsurance Premiums                                                7-8
VI.      Reinsurance Administration                                         9-10
VII.     Settlement of Claims                                              11-12
VIII.    Reinsurance Credit                                                   13
IX.      Recapture Privileges                                                 14
X.       Inspection of Records                                                15
XI.      Insolvency                                                           16
XII.     Negotiation                                                          17
XIII.    Arbitration                                                          18
XIV.     Right to Offset Balances Due                                         19
XV.      Contract and Program Changes                                         20
XVI.     Confidentiality                                                      21
XVII.    Miscellaneous                                                        22
XVIII.   Severability                                                         23
XIX.     DAC Tax                                                              24
XX.      Duration of Agreement                                                25
XXI.     Execution of Agreement                                               26


SCHEDULES
A.       Plans of Reinsurance                                                 27
B.       Investment Funds                                                     28
C.       Data Layout                                                       29-31

EXHIBITS
I.       1994 Variable Annuity MGDB Mortality Table                           32
II.      Reinsurance Premiums                                              33-34
III.     Benefit Limitation Rule                                              35
IV.      Confidentiality and Non-Disclosure Agreement



   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                  Page 2

                                    ARTICLE I

                               SCOPE OF AGREEMENT


A. On and after the 1st day of May 2000, the CEDING COMPANY shall automatically reinsure with the REINSURER and the REINSURER shall automatically accept, a quota-share percentage (defined in Schedule A) of the MNAR as defined in
   Article IV, generated prior to termination of the REINSURER's liability (defined in Article II), by the Guaranteed Minimum Death Benefit provisions within the variable annuity contracts issued by the CEDING COMPANY as set forth in Schedule A.

B. The REINSURER's maximum aggregate VNAR (defined in Article IV) claim payment in any one calendar year shall not exceed two-hundred (200) basis points of the REINSURER's quota-share percentage of the average aggregate account value over each respective calendar year of coverage. This average shall be calculated by way of a trapezoidal rule as shown in Exhibit III.

C. The REINSURER's annual aggregate VSCNAR and FSCNAR (defined in Article IV) claim payment has no independently calculated annual aggregate claim limit.

D. For contracts where cumulative deposits are less than four-million dollars ($4,000,000), the REINSURER's maximum MNAR (defined in Article IV) liability on any individual life shall be limited to one-million ($1,00,000) multiplied by the quota-share percentage reinsured by the REINSURER.

E. For contracts where cumulative deposits are greater than or equal to four-million dollars ($4,000,000), the REINSURER's maximum MNAR (defined in Article IV) claim payment on any individual life reinsured hereunder shall be limited to three-million dollars ($3,000,000) multiplied by the quota-share percentage reinsured by the REINSURER.

F. This Agreement covers only the CEDING COMPANY's liability for claims paid under variable annuity contract forms specified in Schedule A and supported by investment funds specified in Schedule B and its Amendments, that were submitted to the REINSURER prior to their issuance.



   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                  Page 3

                                   ARTICLE II

                    COMMENCEMENT AND TERMINATION OF LIABILITY


A. On reinsurance ceded under the terms of this Agreement, the liability of the REINSURER shall commence simultaneously with that of the CEDING COMPANY. The liability under this Agreement will terminate either in accordance with the Duration of Agreement provisions of this Agreement as stated in Article XX, or, for an individual contract, upon the earliest of the following occurrences defined in the contract(s) reinsured hereunder:

   1.   the date the owner elects to annuitize
   2.   surrender or termination of the contract
   3. the death of the owner or annuitant where such death triggers the payment of a contractual death benefit
   4. attainment of the maximum annuitization age or attained age 95, if earlier
   5. due to the anti-selective nature of the dollar-for-dollar withdrawals, reinsurance coverage will cease on the first day of the month following where a withdrawal causes the Account Value of the contract to fall below one-thousand-five-hundred dollars ($1,500). Once reinsurance coverage ends for a specific contract, it cannot be reinstated under this Agreement.

B. The REINSURER shall be liable to reimburse claims only on those deaths where the date of death is on or after May 1, 2000, in accordance with Article VII.




   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                  Page 4

                                   ARTICLE III

                         OVERSIGHTS AND CLERICAL ERRORS


A. Should either the CEDING COMPANY or the REINSURER fail to comply with any of the terms of this Agreement, and if this is shown to be unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the CEDING COMPANY or the REINSURER, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the positions they would have occupied had no such oversight, misunderstanding or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

B. If the CEDING COMPANY or the REINSURER discovers that the CEDING COMPANY did not cede reinsurance on a contract it should have reinsured under this Agreement, the CEDING COMPANY will take reasonable and necessary steps to ensure that similar oversights do not recur. Then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the positions they would have occupied had the CEDING COMPANY ceded such reinsurance at the original date. If the REINSURER receives no evidence that the CEDING COMPANY has taken action to remedy such a situation, the REINSURER reserves the right to limit its liability to reported contracts only.

C. Any negligent or deliberate acts or omissions by the CEDING COMPANY regarding the insurance or reinsurance provided are the responsibility of the CEDING COMPANY and its liability insurer, if any, but not that of the REINSURER. The previous sentence does not negate the REINSURER's liability under Article VII, Settlement of Claims, of this Agreement.



   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                  Page 5

                                   ARTICLE IV

                               NET AMOUNT AT RISK


A. The mortality net amount at risk for each variable annuity contract reinsured hereunder shall be calculated as of the first day of each calendar month and shall be equal to the following:

   MNAR (Mortality Net Amount at Risk) = VNAR + VSCNAR + FSCNAR where:

   - VNAR (Variable Net Amount at Risk) = Maximum (a, b) multiplied by the quota-share percentage (defined in Schedule A) where:

                a = (Contractual Death Benefit - Account Value) b = 0

   - VSCNAR (Variable Surrender Charge Net Amount at Risk) = (Surrender Charges allocated to Variable Account) multiplied by the quota-share percentage

   - FSCNAR (Fixed Surrender Charge Net Amount at Risk) = (Surrender Charges allocated to Fixed Account) multiplied by the quota-share percentage

B. The death benefit and the surrender charges will be as described in the variable annuity contract forms specified in Schedule A.





   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                  Page 6

                                    ARTICLE V

                              REINSURANCE PREMIUMS


A. The total reinsurance premium is equal to the sum of the variable account reinsurance premium and the fixed account reinsurance premium.

B. The fixed account reinsurance premium is a monthly YRT rate which is applied to the average FSCNAR over the reporting period on a life-by-life basis, and is equal to one-twelfth (1/12th) of one-hundred percent (100%) of the 1994 Variable Annuity MGDB Mortality Table (Exhibit I) which is the 1994 GAM Basic Table increased by ten percent (10%) for margins and contingencies, without projection.

C. The variable account reinsurance premium is a monthly YRT rate which is applied to the average (VNAR + VSCNAR) over the reporting period on a life-by-life basis, and is equal to one-twelfth (1/12th) of one-hundred percent (100%) of the 1994 Variable Annuity MGDB Mortality Table (Exhibit I) which is the 1994 GAM Basic Table increased by ten percent (10%) for margins and contingencies, without projection. The reinsurance premium is subject to minimum and maximum asset-based premium rate levels which vary by issue age and cumulative deposits.

D. If the CEDING COMPANY is unable, at this time, to apply the monthly YRT rates on a life-by-life basis, quinquennial age groupings may be used by applying the YRT rate applicable to the third age in each quinquennial group (eg., for ages 60-64, use YRT rate corresponding to age 62). The age used in each quinquennial group will be monitored by the REINSURER in the interim and adjusted accordingly. At such time that the CEDING COMPANY becomes able to apply the YRT rates on a life-by-life basis, it will inform the REINSURER and will use this method beginning on the month of notification and going forward. Any necessary "true-up" will be paid or credited for premiums paid on the above basis.

E. The minimum asset-based premium rates shall be applied to the greater of the average aggregate GMDB value minus the average aggregate fixed account value, and the average variable aggregate account value in force over the reporting period multiplied by the quota-share percentage reinsured by the REINSURER. The reporting period is assumed to be monthly.

F. The maximum asset-based premium rates shall be applied to the greater of the average aggregate total account value and average aggregate GMDB value in force over the reporting period multiplied by the quota-share percentage reinsured by the REINSURER. The reporting period is assumed to be monthly.

G. The annualized reinsurance premium rates are shown in Exhibit II and are expressed in terms of basis points. In practice, they shall be applied on a monthly basis by utilizing one-twelfth (1/12th) of the annualized rates.

H. Once cumulative deposits reach four-million dollars ($4,000,000), a contract enters the larger size reinsurance premium structure shown in Exhibit II and remains there for the duration of coverage.

I. The YRT rate and the minimum/maximum asset-based premium rates shall be based on the oldest person of a multiple life status.



   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                  Page 7

                        ARTICLE V - REINSURANCE PREMIUMS
                                   (continued)



J. The total reinsurance premium due and payable in the first month shall at least equal one-thousand-five-hundred dollars ($1,500). Thereafter, the minimum reinsurance premium that is due and payable shall increase by one-thousand-two-hundred dollars ($1,200) for each month after the first month until it reaches seven-thousand-five-hundred ($7,500) six months after the Effective Date of this Agreement. The total reinsurance premium that is due and payable in any month thereafter shall be at least seven-thousand-five-hundred $7,500.

K. The reinsurance premium structure described above shall remain in effect as long as the death benefit design, contract fees, mortality and expense charges, administration fees and surrender charges in effect at the inception of this Agreement remain unchanged.

L. Premium Recalculation:

   - If the CEDING COMPANY is unable to offer the Enhanced Benefit before August 1, 2000, for Venture Vantage, or before June 1, 2000 for Venture Strategy, but does offer it before January 1, 2001, the REINSURER will provide coverage under this Agreement but reserves the right to recalculate the reinsurance premiums applicable to this benefit. The recalculated premiums may not increase above 20% of the values shown in Exhibit II.

   - The CEDING COMPANY must notify the REINSURER at least two weeks prior to the scheduled rollout date of the Enhanced Benefit in order for the REINSURER to determine final prices for the Enhanced Benefit.

   - The CEDING COMPANY may allow contracts issued on or after May 1, 2000, to elect the Enhanced Benefit once it becomes available. These elections must be made within thirty (30) days of the rollout date, but not after December 31, 2000, in order to be covered under this Agreement. The benefit will be retroactive to the issue date of the contract.

   - For the months elapsed since the inception of the Agreement until the month of the inforce election, any necessary "true-up" will be paid or credited. If the volume of inforce elections exceeds one-hundred-million dollars ($100,000,000) of net considerations, the REINSURER reserves the right to recalculate the reinsurance premiums at this time to be applied to any additional inforce elections. The recalculated premiums have no guaranteed limits above which they will not increase.





   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                  Page 8

                                   ARTICLE VI

                           REINSURANCE ADMINISTRATION


A. Within thirty (30) days of the end of each calendar month, the CEDING COMPANY will furnish the REINSURER with a seriatim electronic report as detailed in Schedule C, for each contract specified in Schedule A, valued as of the last day of that month. The CEDING COMPANY will also provide separate reports for the smaller contractholders (i.e., <$4 million) and the larger contractholders (i.e., $4 million or more)

B. Additionally, within thirty (30) days of the end of each calendar month, the CEDING COMPANY will furnish the REINSURER with a separate paper report summarizing the following:

   1. reinsurance premiums due to the REINSURER separate for each premium class as shown in Exhibit II
   2. benefit claim reimbursements due to the CEDING COMPANY in total and broken down by VNAR, SCNAR and FSCNAR

C. If the net balance is due to the REINSURER, the amount due shall be remitted with the report statement. If the net balance is due to the CEDING COMPANY, the REINSURER shall remit the amount to the CEDING COMPANY within ten (10) days of receipt of the report.

D. Furthermore, the REINSURER will use the summary data in Schedule C to calculate and monitor its maximum annual aggregate VNAR liability throughout the calendar year. Upon the receipt of the final report for the calendar year, the REINSURER will "true-up" benefit claim reimbursements, if necessary, from the prior calendar year.

E. Other
    1. The REINSURER reserves the right to charge interest [if (a) or (b) below occur] based on the ninety (90) day Federal Government Treasury Bill as first published by the Wall Street Journal in the month following the end of the billing period plus fifty (50) basis points. The method of calculation shall be simple interest (360-day year) and applied as follows:

   (a) if premiums are not paid within sixty (60) days of the due date shown on the statement
   (b) if premiums for first year business are not paid within one-hundred-eighty (180) days of the effective date of the policy

2. If claims are not paid within sixty (60) days of the REINSURER's receipt of satisfactory proof of claim liability, the CEDING COMPANY reserves the right to charge interest, based on the ninety (90) day Federal Government Treasury Bill as first published by the Wall Street Journal in the month following the end of the billing period plus fifty (50) basis points. The method of calculation shall be simple interest (360-day year).

3. The REINSURER will have the right to terminate this Agreement when premium payments are more than ninety (90) days past due by giving ninety (90) days' written notice of termination to the CEDING
   COMPANY. As of the close of the last day of this ninety (90) day notice period, the REINSURER's liability for all risks reinsured associated with the defaulted premiums under this Agreement will terminate. The first day of the ninety (90) day notice of termination will be



   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                  Page 9

                     ARTICLE VI - REINSURANCE ADMINISTRATION
                                   (continued)


   the day the notice is received in the mail by the CEDING COMPANY or if the mail is not used, the day it is delivered to the CEDING COMPANY. If all premiums in default are received within the ninety (90) day time period, the Agreement will remain in effect.

4. Payments between the CEDING COMPANY and the REINSURER may be paid net of any amount due and unpaid under this Agreement.


   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                 Page 10

                                   ARTICLE VII

                              SETTLEMENT OF CLAIMS


A. The claims, as set forth in Article IV, that are eligible for reimbursement are only those that the CEDING COMPANY is contractually required to pay on deaths that occur on or after the Effective Date of this Agreement and subject to benefit limitations as described in Article I.

B. In the event the CEDING COMPANY provides satisfactory proof of claim liability to the REINSURER, claim settlements made by the CEDING COMPANY shall be unconditionally binding on the REINSURER. In every case of claim, copies of the proofs obtained by the CEDING COMPANY will be taken by the REINSURER as sufficient.

C. Within thirty (30) days of the end of each calendar month, the CEDING COMPANY shall notify the REINSURER of the reinsured contractual death benefits paid in that month, based on the net amount at risk definition set forth in
   Article IV, and the REINSURER shall reimburse the CEDING COMPANY, as provided in Article VI, for the reinsured benefits.

D. Settlements by the REINSURER shall be in a lump sum regardless of the mode of payment made by the CEDING COMPANY.

E. In no event will the REINSURER participate in punitive or compensatory damages, which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this Agreement. The REINSURER shall, however, pay its share of statutory penalties awarded against the CEDING COMPANY in connection with insurance reinsured under this Agreement if the REINSURER elected to join in the contest of the coverage in question.

   The parties recognize that circumstances may arise in which equity would require the REINSURER, to the extent permitted by law, to share proportionately in certain assessed situations in which the REINSURER was an active party and directed, consented to, or ratified the act, omission or course of conduct of the CEDING COMPANY which ultimately resulted in the assessment of the extra-contractual damages, other than statutory damages. In such situations, the REINSURER and the CEDING COMPANY shall share such damages so assessed, in equitable proportions. For the purposes of this provision, the following definitions will apply:

   - "Punitive Damages" are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute

   - "Statutory Penalties" are those amounts awarded as a penalty, but fixed in amount by statute

   - "Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained and are not awarded as a penalty, nor fixed in amount by statute

   If the REINSURER declines to be party to the contest, compromise, or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY it declines to be a party.



   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                 Page 11

                       ARTICLE VII - SETTLEMENT OF CLAIMS
                                   (continued)



F. In no event will the REINSURER be liable for expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits, provided the REINSURER makes payment of the amount of reinsurance to the CEDING COMPANY, as described in the above paragraph.





   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                 Page 12

                                  ARTICLE VIII

                               REINSURANCE CREDIT


It is the intention of both the REINSURER and the CEDING COMPANY that the CEDING COMPANY qualify for reinsurance credit in all States for reinsurance ceded hereunder. The REINSURER, at its sole cost and expense, shall do all that is necessary to comply with the insurance laws and regulations of all States in order to enable the CEDING COMPANY to take credit for the reinsurance ceded hereunder, including delivery of any reports required thereunder.



   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                 Page 13

                                   ARTICLE IX

                              RECAPTURE PRIVILEGES


The CEDING COMPANY may recapture existing reinsurance in force in accordance with the following rules:

A. The CEDING COMPANY will notify the REINSURER of its intent to recapture at least ninety (90) days prior to any recaptures.

B. No recapture will be made unless reinsurance has been in force for fifteen
   (15) years from the Effective Date of this Agreement.

C. Recapture will be available only if the total carry-forward is in a positive position. The total carry-forward is defined as the sum of the carry-forwards of this Agreement and the complementary GMIB Agreement, if any, that reinsures the same related contracts. The REINSURER has the option to waive this requirement and allow recapture to occur.

D. The carry-forward for each Agreement is defined as the current period's reinsurance premium, minus all reinsurance claims paid under this Agreement, minus a two-and-one-half (2.5) basis point annual expense allowance applied against the average aggregate Account Value, minus the change in treaty reserves, plus last period's loss carry-forward. The carry-forward amount is accumulated at the ninety (90) day Federal Government Treasury Bill rate as published in the Wall Street Journal on the first business day of the current period plus two percent (2%).

E. Upon election, recapture shall occur ratably over a thirty-six (36) month period (i.e., every month the initial quota-share percentage reduces 2.78% times the initial quota-share percentage). It is irrevocable once elected.

F. It is the responsibility of the REINSURER to determine the carry-forward, based on the method described above.



   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                 Page 14

                                    ARTICLE X

                              INSPECTION OF RECORDS


A. The REINSURER, or its duly appointed representatives, shall have the right at all reasonable times and for any reasonable purpose to inspect at the office of the CEDING COMPANY all records referring to reinsurance ceded to the REINSURER.

B. Relating to the business reinsured hereunder, the CEDING COMPANY or its duly appointed representatives shall have the right at all reasonable times and for any reasonable purpose, to inspect at the office of the REINSURER all records referring to reinsurance ceded from the CEDING COMPANY.



   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                 Page 15

                                   ARTICLE XI

                                   INSOLVENCY


A. In the event of the insolvency of the CEDING COMPANY, all reinsurance will be payable on the basis of the liability of the CEDING COMPANY on the policies reinsured directly to the CEDING COMPANY or its liquidator, receiver or statutory successor without diminution because of the insolvency of the CEDING COMPANY.

B. In the event of insolvency of the CEDING COMPANY, the liquidator, receiver or statutory successor will, within a reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY or any policies reinsured. While a claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its liquidator, receiver or statutory successor. The expenses incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expenses will be apportioned in accordance with the terms of the Reinsurance Agreement as though such expense had been incurred by the CEDING COMPANY.

C. Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid. However, in the event of liquidation, the REINSURER may offset against undisputed amounts which are due and payable to the CEDING COMPANY, only those undisputed amounts due the REINSURER which are not more than one-hundred-eighty (180) days past due at the date of the court order of liquidation.

D. In the event of insolvency of the REINSURER, the CEDING COMPANY may recapture immediately all ceded benefits upon written notice to the REINSURER, its liquidator, receiver or statutory successor. The CEDING COMPANY shall also have a claim on the REINSURER for any reinsurance credit amounts including reserves, unearned premiums and other amounts due the CEDING COMPANY on such reinsurance, at the date of recapture.



   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                 Page 16

                                   ARTICLE XII

                                   NEGOTIATION


A. Within ten (10) days after one of the parties has given the other the first written notification of a specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

B. If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the parties will agree to submit the dispute to formal arbitration. However, the parties may agree in writing to extend the negotiation period for an additional thirty (30) days.



   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                 Page 17

                                  ARTICLE XIII

                                   ARBITRATION


A. It is the intention of the CEDING COMPANY and the REINSURER that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If after the negotiation required by Article XII, the REINSURER or the CEDING COMPANY cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There will be no appeal of their decision, and any court having jurisdiction of the subject matter and the parties, may reduce that decision to judgement.

B. To initiate arbitration, either the REINSURER or the CEDING COMPANY will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within ten (10) days of its receipt.

C. There will be three arbitrators who will be current or former officers of life insurance companies other than the contracting companies or affiliates thereof. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within thirty (30) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of their appointment, then the appointment of said arbitrator shall be left to the President of the American Arbitration Association. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by majority of votes.

D. It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section A of this Article.

E. The arbitration hearing will be held on the date fixed by the arbitrators in New York City. In no event will this date be later than three (3) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments they will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. Each party may examine any witnesses who testify at the arbitration hearing.

F. The cost of arbitration will be divided between the parties, unless the arbitrators decide otherwise.



   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                 Page 18

                                   ARTICLE XIV

                          RIGHT TO OFFSET BALANCES DUE


The CEDING COMPANY and the REINSURER shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assignees, against balances due to the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the CEDING COMPANY and the REINSURER. This right of offset shall not be affected or diminished because of the insolvency of either party to this Agreement.




   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                 Page 19

                                   ARTICLE XV

                          CONTRACT AND PROGRAM CHANGES


A. The CEDING COMPANY may amend, substitute, add or delete variable investment funds to the investment options supporting the annuity contract as described in the contract general provisions. No such change shall be made by the CEDING COMPANY without prior notification to the REINSURER and without changes being declared effective by the Securities and Exchange Commission-
   (SEC), if necessary. The REINSURER will approve or disapprove of the fund change within fifteen (15) working days of the date on which they receive notification. The CEDING COMPANY agrees to maintain at all times a satisfactory selection of core investment options with characteristics similar to those listed in Schedule B.

B. The CEDING COMPANY shall also give the REINSURER advance notice of any other changes to its annuity product design and/or death benefit design, its fees and charges, its distribution systems and/or methods, or the addition of any riders to any contract forms reinsured hereunder.

C. Should any such change as stated above result in a material change in the underlying risk, the REINSURER shall have the right to modify, for that product line only, any of the terms of this Agreement in order to restore the REINSURER to its original position.

D. The CEDING COMPANY agrees to provide the REINSURER with all contractholder communications as though the REINSURER was a contractholder in the State of Delaware.





   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                 Page 20

                                   ARTICLE XVI

                                 CONFIDENTIALITY


A. This Agreement incorporates the confidentiality agreement previously agreed to between the parties on December 1, 1998 (Exhibit IV). All matters with respect to this Agreement require the utmost good faith of both parties. Both the CEDING COMPANY and the REINSURER shall hold confidential and not disclose or make competitive use of any shared proprietary information unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available, or the disclosure of which is required for retrocession purposes, or has been mandated by law, or is duly required by external auditors.

B. Furthermore, the REINSURER agrees to not disclose any of the personal contractholder information provided to it by the CEDING COMPANY in Schedule
   C. All information provided in Schedule C shall be used by the REINSURER solely for the purpose contemplated by the terms of this Agreement and shall not be provided to any other entity or individual, except as required to be disclosed pursuant to a valid court order or pursuant to a subpoena from a regulatory agency or lawful jurisdiction.




   Manu LIC NA Agreement No. 2000- 14 DB
   Effective May 1, 2000                                                 Page 21

                                  ARTICLE XVII

                                  MISCELLANEOUS


A. This Agreement shall constitute the entire Agreement between the parties with respect to business reinsured hereunder. There is no understanding between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by Amendment to the Agreement and signed by both parties.

B. Any notice or communication given pursuant to this Reinsurance Agreement must be in writing and 1) delivered personally, 2) sent by facsimile or other similar transmission to a number specified in writing by the recipient, 3) delivered by overnight express, or 4) sent by Registered or Certified Mail, Postage Prepaid, Return Receipt Requested, as follows:

   If to CEDING COMPANY:  The Manufacturers Life Insurance Company
                          of North America
                          500 Boylston Street
                          Boston, MA 02116-3739
                          Attn: Charles Dana Tatro

   If to the REINSURER:   AXA Re Life Insurance Company
                          17 State Street, 32nd Floor
                          New York, NY 10004
                          Attn: Josephine Pagnozzi

   All notices and other communications required or permitted under this Reinsurance Agreement that are addressed as provided in this Section will 1) if delivered personally or by overnight express, be deemed given upon delivery; 2) if delivered by facsimile transmission or other similar transmission, be deemed given when electronically confirmed, and 3) if sent by Registered or Certified mail, be deemed given when marked Postage Prepaid by the sender's terminal. Any party from time-to-time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

C. This Agreement shall be binding to the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other. This Agreement may be modified or amended only by an Amendment duly executed and delivered on behalf of each party by its respective duly authorized officers.


Manu LIC NA Agreement No. 2000- 14 DB
Effective May 1, 2000                                                    Page 22

                                  ARTICLE XVIII

                                  SEVERABILITY


If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.


Manu LIC NA Agreement No. 2000- 14 DB
Effective May 1, 2000                                                    Page 23

                                   ARTICLE XIX

                                     DAC TAX
              TREASURY REGULATION SECTION 1.848-2(g)(8) ELECTION


The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to the Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code 1986, as amended. This election shall be effective for 1993 and all subsequent taxable years for which this Agreement remains in effect.

A. The term "party" will refer to either the CEDING COMPANY or the REINSURER as appropriate.

B. The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

C. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deduction limitation of IRC Section 848(c)(1).

D. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information, which may be otherwise required by the IRS.

E. The CEDING COMPANY will submit to the REINSURER by April 1st of each year, a schedule of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

F. The REINSURER may contest such calculation by providing an alternate calculation to the CEDING COMPANY in writing within thirty (30) days of the REINSURER's receipt of the CEDING COMPANY's calculation. If the REINSURER does not notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER's tax return for the previous calendar year.

G. If the REINSURER contests the CEDING COMPANY's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the REINSURER submits its alternate calculation. If the REINSURER and CEDING COMPANY reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.


Manu LIC NA Agreement No. 2000- 14 DB
Effective May 1, 2000                                                    Page 24

                                   ARTICLE XX

                              DURATION OF AGREEMENT


A. This Agreement shall be unlimited as to its duration but may be reduced or terminated as provided in this Article, below.

B. This Agreement shall be open for new business for a minimum of two (2) years as measured from the Effective Date of this Agreement subject to a limit of six-billion dollars ($6,000,000,000) of total new considerations to the CEDING COMPANY divided by the quota-share percentage as described in Schedule
   A. Anytime on or after the second anniversary of this Agreement, and upon one-hundred-eighty (180) days' written notice, or anytime on or after attainment of six-billion dollars ($6,000,000,000) of total new deposits, either the CEDING COMPANY or the REINSURER may cancel this Agreement for new business unilaterally or amend the terms of reinsurance for new business by mutual agreement. The facility may be renewed thereafter, subject to mutually accepted terms.


Manu LIC NA Agreement No. 2000- 14 DB
Effective May 1, 2000                                                    Page 25

                                   ARTICLE XXI

                             EXECUTION OF AGREEMENT



This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof signed by less than both, but together signed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of May 1, 2000.



THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA


By:      __________________________________________________ Date:_______________
         Name/Title


Attest:  __________________________________________________
         Name/Title



AXA RE LIFE INSURANCE COMPANY


By:      __________________________________________________ Date:_______________
         Michael W. Pado, President


By:      __________________________________________________
         Dina Greenbaum, Assistant Actuary


Attest:  __________________________________________________
         Josephine Pagnozzi, Vice President



Manu LIC NA Agreement No. 2000- 14 DB
Effective May 1, 2000                                                    Page 26

                                   SCHEDULE A

                              PLANS OF REINSURANCE


A.    Quota-Share Percentage:  100%

B.    GMDB Reinsured:

      - Venture Vantage Basic Benefit for issue ages 0-80: One-time 9-year ratchet, frozen thereafter and reduced for withdrawals on a dollar-for-dollar basis

      - Venture Vantage Enhanced Benefit for issue ages 0-80: Annual ratchet to attained age 80; frozen thereafter and reduced for withdrawals on a dollar-for-dollar basis

      - Venture Strategy Basic Benefit for issue ages 0-85: Return of Net Considerations reduced proportionately for withdrawals

      - Venture Strategy Enhanced Benefit for issue ages 0-80: Annual ratchet to attained age 80; frozen thereafter and reduced proportionately for withdrawals

C.    Related Contracts:

      - Venture Vantage VA (policy forms: Venture.015, Venture.015.98, Venture.016, Venture.017)

      - Venture Strategy VA (policy forms: Venture.025, Venture.026, Venture.025.00, Venture.027))


Manu LIC NA Agreement No. 2000- 14 DB
Effective May 1, 2000                                                    Page 27

                                   SCHEDULE B

                                INVESTMENT FUNDS



                                 VARIABLE FUNDS

AIM                           Manufacturers Adviser Corporation     T. Rowe Price
All Cap Growth Trust          Pacific Rim Emerging Markets Trust    Equity Income Trust
Aggressive Growth Trust       Money Market Trust                    Blue Chip Growth Trust
                              Quantitative Equity Trust             Science & Technology Trust

CGTC                          Real Estate Securities Trust
Diversified Bond Trust        Lifestyle Conservative 280 Trust      PIMCO
Income & Value Trust          Lifestyle Moderate 460 Trust          Global Bond Trust
US Large Cap Value Trust      Lifestyle Balanced 640 Trust          Total Return Trust
Small Company Blend Trust     Lifestyle Growth 820 Trust
                              Lifestyle Aggressive 1000 Trust       Rowe Price - Fleming

Fidelity                      International Index Trust             International Stock Trust
Mid Cap Blend Trust           Total Stock Market Index Trust
Large Cap Growth Trust        500 Index Trust                       Templeton
Overseas Trust                Mid Cap Index Trust                   International Value Trust
                              Small Cap Index Trust
Founders                                                            Rosenberg Inst.
Balanced Trust                Mitchell Hutchins                     Small Company Value Trust
International Small Cap       Tactical Allocation Trust
Trust
                                                                    Salomon
Franklin                      Munder                                US Government Securities Trust
Emerging Small Company Trust  Internet Technologies Trust           Strategic Bond Trust

Janus                         Merrill Lynch                         SsgA
Dynamic Growth Trust          ML Basic Value Focus Trust*           Growth Trust
                              ML Special Value Focus Trust*
                              ML Developing Capital Markets Trust*  Wellington
                                                                    Growth & Income Trust
                              Miller Ander. Sher.                   Investment Quality Bond Trust
                              Value Trust                           Mid Cap Stock Trust
                              High Yield Trust

                              Morgan Stanley
                              Global Equity Trust


                              *Excludes Strategy Plan


                              FIXED FUNDS
                              One Year
                              DCA Twelve Month
                              DCA Six Month

Manu LIC NA Agreement No. 2000- 14 DB
Effective May 1, 2000                                                    Page 28

                                   SCHEDULE C

                              SUGGESTED DATA LAYOUT


FIELD DESCRIPTION                              COMMENTS
Annuitant's ID:                                Last Name
                                               First Name
                                               Middle Name
Sex                                            M  or  F
Date of Birth                                  YYYYMMDD
Social Security No. / Social Insurance No.

Joint Annuitant's ID:                          Last Name    If Applicable
                                               First Name
                                               Middle Name
Sex                                            M  or  F
Date of Birth                                  YYYYMMDD
Social Security No. / Social Insurance No.

Owner's ID:                                    Last Name
                                               First Name
                                               Middle Name
Sex                                            M  or  F
Date of Birth                                  YYYYMMDD
Social Security No. / Social Insurance No.

Joint Owner's ID:                              Last Name    If Applicable
                                               First Name
                                               Middle Name
Sex                                            M  or  F
Date of Birth                                  YYYYMMDD
Social Security No. / Social Insurance No.

Policy Number
Policy Issue Date                              YYYYMMDD
Policy Issue Status                            NI = True New Issue, SC = Spousal Continuance, EX = 1035 Exchange
Tax Status                                     Qualified (Q), or Non-qualified (N)


Manu LIC NA Agreement No. 2000- 14 DB
Effective May 1, 2000                                                    Page 29

                                    EXHIBIT C
                              SUGGESTED DATA LAYOUT
                                   (continued)


FIELD DESCRIPTION                               COMMENTS
GMDB SECTION
Mortality Risk Definition Indicator             AV = VNAR; CV = VNAR + SCNAR
Death Claim Trigger                             A = Annuitant, O = Owner, 1 = 1st to die, 2 = 2nd to die
                                                (e.g., A2 = payable upon death of second of joint annuitants)
Current Ratchet Value                           If Applicable
Current Reset Value                             If Applicable
Current Rollup Value                            If Applicable
Current Return of Premium Value                 If Applicable

Minimum Guaranteed Death Benefit
Contract Death Benefit                          Greater of Account Value and Minimum Guaranteed Death Benefit
Mortality Risk   VNAR                           Max [Contractual Death Benefit - Account Value), 0]
               VSCNAR                           Surrender Charge allocated to Variable Account
               FSCNAR                           Surrender Charge allocated to Fixed Account

GMIB SECTION
GMIB Indicator                                  Y = benefit elected, N = benefit not elected, NA = not applicable
Income Benefit Elected                          01 = option 1, 02 = option 2, etc.
Expiration of Waiting Period                    YYYYMMDD
GMIB Annuitization Date                         YYYYMMDD - actual date
Most Recent GMIB Step-up / Reset Date           YYYYMMDD, if applicable
Cancellation Date                               YYYYMMDD, if applicable
Pricing Cohort Indicator
IBB Amount
GMIB IBNAR Amount                               Calculated using an individual life annuity form with 10 years certain
Treasury Rate                                   Used in IBNAR calculation

GMAB SECTION
GMAB Indicator                                  Y = benefit elected, N = benefit not elected, NA = not applicable
Accumulation Benefit Elected                    01 = option 1, 02 = option 2, etc.
Maturity Date                                   YYYYMMDD
Most Recent GMAB Step-up / Rollover Date        YYYYMMDD, if applicable
Cancellation Date                               YYYYMMDD, if applicable
Pricing Cohort Indicator
GMAB Guaranteed Value                           Current Value
GMAB NAR                                        Max [ (GMAB Guaranteed Value - Account Value) , 0

Account Value                                   Current total value
Surrender Charge                                If reinsured
Cumulative Deposits                             Total premiums
Cumulative Withdrawals                          Total withdrawals


Manu LIC NA Agreement No. 2000- 14 DB
Effective May 1, 2000                                                    Page 30

                                    EXHIBIT C
                              SUGGESTED DATA LAYOUT
                                   (continued)

FIELD DESCRIPTION                               COMMENTS
Funding Vehicle Values:
        "MorningStar" designations (US)
Aggressive Growth
Balanced
Corporate Bond
Government Bond
Growth
Growth and Income
High Yield Bond
International Bond
International Stock
Money Market
Specialty Fund

Dollar Cost Averaging
Fixed Account

Note: total of funding vehicles should equal account value.

Termination  Information:
Termination Date                                YYYYMMDD, If applicable
Reason for Termination                          Death (D), Annuitization (A), 1035 Exchange (X), GMIB Election (I), Other (O).
Cause of Death                                  If applicable.  Use your Cause of Death code, and provide translation

Summary Information:                            For reconciliation purposes (may be paper summary)
Total number of records                         Monthly aggregate information by GMIB Design, GMAB Design, and
                                                Pricing Cohort (if applicable)
Total of each dollar field                      Monthly aggregate information by GMIB Design, GMAB Design, and
                                                Pricing Cohort (if applicable)

Note:  All values to nearest dollar


Manu LIC NA Agreement No. 2000- 14 DB
Effective May 1, 2000                                                    Page 31

                                    EXHIBIT I
                  1994 VARIABLE ANNUITY MGDB MORTALITY TABLE
                           (applied age last birthday)

         Age     Male Qx    Female Qx           Age     Male Qx    Female Qx
         ---     -------    ---------           ---     -------    ---------
          1      0.000587   0.000519             60     0.010029   0.005636

          2      0.000433   0.000358             61     0.011312   0.006460

          3      0.000350   0.000268             62     0.012781   0.007396

          4      0.000293   0.000218             63     0.014431   0.008453

          5      0.000274   0.000201             64     0.016241   0.009611

          6      0.000263   0.000188             65     0.018191   0.010837

          7      0.000248   0.000172             66     0.020259   0.012094

          8      0.000234   0.000158             67     0.022398   0.013318

          9      0.000231   0.000154             68     0.024581   0.014469

          10     0.000239   0.000159             69     0.026869   0.015631

          11     0.000256   0.000169             70     0.029363   0.016957

          12     0.000284   0.000185             71     0.032169   0.018597

          13     0.000327   0.000209             72     0.035268   0.020599

          14     0.000380   0.000239             73     0.038558   0.022888

          15     0.000435   0.000271             74     0.042106   0.025453

          16     0.000486   0.000298             75     0.046121   0.028372

          17     0.000526   0.000315             76     0.050813   0.031725

          18     0.000558   0.000326             77     0.056327   0.035505

          19     0.000586   0.000333             78     0.062629   0.039635

          20     0.000613   0.000337             79     0.069595   0.044161

          21     0.000642   0.000340             80     0.077114   0.049227

          22     0.000677   0.000343             81     0.085075   0.054980

          23     0.000717   0.000344             82     0.093273   0.061410

          24     0.000760   0.000344             83     0.101578   0.068384

          25     0.000803   0.000346             84     0.110252   0.075973

          26     0.000842   0.000352             85     0.119764   0.084432

          27     0.000876   0.000364             86     0.130583   0.094012

          28     0.000907   0.000382             87     0.143012   0.104874

          29     0.000935   0.000403             88     0.156969   0.116968

          30     0.000959   0.000428             89     0.172199   0.130161

          31     0.000981   0.000455             90     0.188517   0.144357

          32     0.000997   0.000484             91     0.205742   0.159461

          33     0.001003   0.000514             92     0.223978   0.175424

          34     0.001005   0.000547             93     0.243533   0.192270

          35     0.001013   0.000585             94     0.264171   0.210032

          36     0.001037   0.000628             95     0.285199   0.228712

          37     0.001082   0.000679             96     0.305931   0.248306

          38     0.001146   0.000739             97     0.325849   0.268892

          39     0.001225   0.000805             98     0.344977   0.290564

          40     0.001317   0.000874             99     0.363757   0.313211

          41     0.001424   0.000943             100    0.382606   0.336569

          42     0.001540   0.001007             101    0.401942   0.360379

          43     0.001662   0.001064             102    0.422569   0.385051

          44     0.001796   0.001121             103    0.445282   0.411515

          45     0.001952   0.001186             104    0.469115   0.439065

          46     0.002141   0.001269             105    0.491923   0.465584

          47     0.002366   0.001371             106    0.511560   0.488958

          48     0.002618   0.001488             107    0.526441   0.507867

          49     0.002900   0.001619             108    0.536732   0.522924

          50     0.003223   0.001772             109    0.543602   0.534964

          51     0.003598   0.001952             110    0.547664   0.543622

          52     0.004019   0.002153             111    0.549540   0.548526

          53     0.004472   0.002360             112    0.550000   0.550000

          54     0.004969   0.002589             113    0.550000   0.550000

          55     0.005543   0.002871             114    0.550000   0.550000

          56     0.006226   0.003241             115    1.000000   1.000000

          57     0.007025   0.003713

          58     0.007916   0.004270

          59     0.008907   0.004909


Manu LIC NA Agreement No. 2000- 14 DB
Effective May 1, 2000                                                    Page 32

                                   EXHIBIT II

                              REINSURANCE PREMIUMS


FOR CONTRACTS WITH CUMULATIVE DEPOSITS < $4 MILLION:

VENTURE VANTAGE                       Issue      Reinsurance Premiums    Guaranteed
                                       Ages      Minimum      Maximum*     Maximum
                                       ----      -------      --------     -------
One-time 9-Year Ratchet                0-49         3.50        6.25         13.50
                                      50-59         7.75       13.50         29.00
                                      60-69        15.50       27.00         56.00
                                      70-80        32.00       56.00        114.00

Annual Ratchet                         0-49         7.50       13.00         28.00
                                      50-59        14.75       25.50         53.00
                                      60-69        25.25       43.75         89.50
                                      70-80        44.50       77.50        157.00


VENTURE STRATEGY                      Issue      Reinsurance Premiums    Guaranteed
                                       Ages      Minimum      Maximum*     Maximum
                                       ----      -------      --------     -------
Return of Net Considerations           0-49         1.75        3.00          7.00
                                      50-59         3.25        5.50         13.00
                                      60-69         6.75       11.75         25.50
                                      70-80        16.00       28.00         58.00
                                      80-85        26.00       45.50         93.00

Annual Ratchet                         0-49         6.75       12.00         26.00
                                      50-59        11.50       20.00         42.00
                                      60-69        17.00       29.75         61.50
                                      70-80        25.50       45.50         93.00


FOR CONTRACTS WITH CUMULATIVE DEPOSITS > $4 MILLION:

VENTURE VANTAGE                       Issue      Reinsurance Premiums    Guaranteed
                                       Ages      Minimum      Maximum*     Maximum
                                       ----      -------      --------     -------
One-time 9-Year Ratchet                0-49         3.50        8.00         18.00
                                      50-59         7.75       17.50         37.00
                                      60-69        15.50       35.00         72.00
                                      70-80        32.00       72.00        146.00

Annual Ratchet                         0-49         7.50       17.00         36.00
                                      50-59        14.75       33.00         68.00
                                      60-69        25.25       57.00        116.00
                                      70-80        44.50      100.00        202.00

Manu LIC NA Agreement No. 2000- 14 DB
Effective May 1, 2000                                                    Page 33

                        EXHIBIT II - REINSURANCE PREMIUMS
                                   (continued)


VENTURE STRATEGY                      Issue      Reinsurance Premiums    Guaranteed
                                       Ages      Minimum      Maximum*     Maximum
                                       ----      -------      --------     -------
Return of Net Considerations           0-49         1.75        4.00         10.00
                                      50-59         3.25        7.25         16.50
                                      60-69         6.75       15.25         32.50
                                      70-80        16.00       36.00         74.00
                                      80-85        26.00       58.50        119.00

Annual Ratchet                         0-49         6.75       15.25         32.50
                                      50-59        11.50       26.00         54.00
                                      60-69        17.00       38.25         78.50
                                      70-80        25.50       57.50        117.00


* The current maximum premium rate shall be in effect for a minimum of twenty (20) years from the Effective Date of this Reinsurance Agreement. Thereafter, it may be increased based on expected experience but not beyond the stated guaranteed maximum rates shown.


Manu LIC NA Agreement No. 2000- 14 DB
Effective May 1, 2000                                                    Page 34

                                   EXHIBIT III


                             BENEFIT LIMITATION RULE




TRAPEZOIDAL RULE

Average Aggregate Account Value inforce in calendar year Z equals:

AV(Jan(B))
--------- +
   24

AV(Feb(B)) + AV(Mar(B)) + AV(Apr(B)) + AV (May(B))
------------------------------------------------- +
                     12

AV (Jun(B)) + AV (Jul(B)) + AV (Aug(B)) + AV (Sep(B))
---------------------------------------------------- +
                       12

AV (Oct(B)) + AV (Nov(B)) + AV (Dec(B))
-------------------------------------- +
                 12

AV (Dec(E))
----------
    24

where AV(Month(B)) is equal to the beginning of month aggregate account value of the Related Contracts listed in Schedule A and AV(Month(E)) is equal to the end of month aggregate account value of the Related Contracts listed in Schedule A.

For partial calendar years AV(Month(B)) for months prior to the Effective Date of this Reinsurance Agreement should be set equal to zero.


Manu LIC NA Agreement No. 2000-14 DB
Effective May 1, 2000                                                    Page 35